Exhibit 99.3

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Dan Budwick
973-271-6085

VIVUS ANNOUNCES ADDITIONAL RESULTS OF PHASE 3 AVANAFIL STUDY IN ERECTILE DYSFUNCTION SHOWING EFFICACY IN 15 MINUTES

72% of Attempts at Intercourse in the First 15 Minutes were Successful

MOUNTAIN VIEW, Calif., January 11, 2010 – VIVUS, Inc. (NASDAQ: VVUS) today announced new data from an analysis of the recently completed phase 3 study (REVIVE TA-301) of avanafil, an investigational drug candidate for the treatment of erectile dysfunction (ED).  Patients who attempted intercourse within 15 minutes of dosing were successful 67%, 69% and 72% of the time on 50, 100 and 200 mg of avanafil, respectively, as compared to 29% of the patients on placebo (p<0.05).  The previously-disclosed top-line results of the REVIVE study evaluating the safety and efficacy of avanafil in 646 patients showed that all three doses of avanafil met the FDA-defined primary study endpoints by demonstrating statistically significant improvement in erectile function as measured by the Sexual Encounter Profile (SEP) and improvements in the International Index of Erectile Function (IIEF) score.

“The magnitude of success in the first 15 minutes was surprising.  The previously released results demonstrated rapid onset and a long duration of effect.  In order to determine how quickly patients had success with avanafil, an analysis of the results was performed, which showed efficacy in 15 minutes,” stated Leland Wilson, chief executive officer of VIVUS. “This new data further strengthens the profile and differentiation of avanafil from other currently available oral ED therapies.  We knew from the pharmacokinetic profile that avanafil works very quickly; this data is exciting evidence of how fast avanafil really works.”

“From our discussions with patients and physicians, we knew that rapid onset was an important attribute in the selection of an ED therapy.  A recent study in 1,900 patients with ED showed that 75% of patients identified rapid effect as an important treatment expectation.  Knowing that avanafil can be effective within 15 minutes should create an attractive position in the PDE5 market,” stated Charles Bowden, M.D., Senior Director, Clinical Development at VIVUS.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040  Tel 650-934-5200  Fax 650-934-5389  www.vivus.com

Previously reported highlights of the studies include:

•                  Nearly 80% of all sexual attempts among patients on the 200 mg dose of avanafil had erections sufficient for intercourse (SEP2)

•                  Full efficacy, as measured by successful intercourse, was maintained for all doses across multiple time points beyond six hours

•                  All FDA-defined primary endpoints were met across all three doses of avanafil

•                  Avanafil was well tolerated

•                  There were no drug-related serious adverse events in the study

•                  Avanafil patients reported low rates of common PDE5i side effects, including headache, flushing and nasal congestion

About the Study

REVIVE (TA-301) was a randomized, double-blind, placebo-controlled phase 3 study of avanafil in 646 men with a history of generalized ED for at least six months; 72% of study participants had tried at least one other ED treatment. Patients underwent a four-week, non-treatment run-in period followed by 12 weeks of treatment with one of three doses of avanafil: 50mg, 100 mg and 200mg, or placebo. Patients were instructed to attempt sexual intercourse 30 minutes after taking avanafil, with no restrictions on food or alcohol consumption. The primary endpoints of the study were improvement in erectile function as measured by the Sexual Encounter Profile (SEP) and improvements in the EF Domain of the International Index of Erectile Function (IIEF) score; secondary endpoints included patient satisfaction with erections and with sexual experience. The phase 3 study was conducted under a Special Protocol Assessment with the U.S. FDA. The most commonly reported side effects in patients taking avanafil (all doses combined) included headache, flushing and nasal congestion; there were no reports of visual disturbances such as “blue vision.”

REVIVE is the first of four phase 3 avanafil trials. Additional phase 3 studies include treatment in diabetic males with ED (REVIVE-Diabetes, TA-302) and in males with ED following a radical prostatectomy (TA-303), each with a treatment period of approximately 16 weeks. In March 2009, VIVUS initiated an open-label safety study (TA-314) evaluating the long-term safety and tolerability of avanafil as part of its path toward NDA filing. TA-314 is being conducted over one year in approximately 600 patients across 40 U.S. centers; patients completing either the 16-week REVIVE or REVIVE-Diabetes studies are eligible to participate in TA-314. Results of the study are expected to be available by late-2010.

In total, the phase 3 avanafil clinical program will enroll approximately 1,300 patients.

About Avanafil

Avanafil is a next-generation, highly selective oral phosphodiesterase type 5 (PDE5) inhibitor therapy being investigated for the treatment of ED. Studies to date have demonstrated that avanafil has a fast onset of action, with activity apparent in 15 minutes or less after administration. The unique profile of avanafil suggests that the compound may be selective, potentially resulting in lower incidence of the side effects most commonly associated with PDE5 inhibitor therapies.

About Erectile Dysfunction (ED)

Erectile Dysfunction (ED) is defined as the inability to attain and maintain an erection sufficient for sexual intercourse. According to the Massachusetts Male Aging Study (MMAS), ED affects an estimated 52 percent of men between the ages of 40 and 70. The prevalence of ED increases with age and can be affected by a variety of factors, including certain medications such as anti-hypertensives and histamine receptor antagonists; lifestyle, such as tobacco or alcohol use; diseases, including diabetes and cardiovascular conditions; and spinal cord injuries.

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, diabetes and sexual health.  The company’s lead product in clinical development, Qnexa®, has completed phase 3 clinical trials for the treatment of obesity and an NDA was submitted to the FDA in December 2009. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes.  In the area of sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor for the treatment of erectile dysfunction, and in phase 2 development of Luramist™ for the treatment of hypoactive sexual desire disorder (HSDD) in women. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and periodic reports filed with the Securities and Exchange Commission.

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